As filed with the Securities and Exchange Commission on June 30, 2021.

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TORRID HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	5600	84-3517567
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

18501 East San Jose Avenue

City of Industry, California 91748

(626) 667-1002

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elizabeth Muñoz

Chief Executive Officer

Torrid Holdings Inc.

18501 East San Jose Avenue

City of Industry, California 91748

(626) 667-1002

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua N.Korff Michael Kim Aslam A. Rawoof Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Michael Benjamin Stelios G. Saffos Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ File No. 333-256871

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, par value $0.01 per share	1,150,000	$21.00	$24,150,000	$2,635

(1)

Represents only the additional number of shares of common stock being registered, and includes 150,000 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-256871).

(2)

Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, for the purpose of determining the registration fee. The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $241,500,000 on the Registration Statement on Form S-1, as amended (File No. 333-256871), which was declared effective by the Securities and Exchange Commission on June 30, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $24,150,000 are hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Torrid Holdings Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-256871) (the “Prior Registration Statement”), which the Commission declared effective on June 30, 2021.

The Registrant is filing this Registration Statement for the sole purpose of increasing by 1,150,000 shares the number of shares of its common stock, par value $0.01 per share, to be registered for sale, 150,000 of which may be sold by the selling stockholder upon exercise of the underwriters’ option to purchase additional shares. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this Registration Statement.

3

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Number	Description

5.1	Opinion of Kirkland & Ellis LLP

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm related to Torrid Holdings Inc.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm related to Torrid Parent Inc.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on page II-6 of the Registration Statement on Form S-1 (File No. 333-2256871) filed on June 7, 2021)

24.2*	Power of Attorney (included on page II-6 of the Registration Statement on Form S-1 (File No. 333-2256871) filed on June 23, 2021)

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City or Industry, California, on June 30, 2021.

Torrid Holdings Inc.

By:	/s/ Elizabeth Muñoz
Name:	Elizabeth Muñoz
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Elizabeth Muñoz Elizabeth Muñoz	Chief Executive Officer (Principal Executive Officer) and Director	June 30, 2021

* George Wehlitz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 30, 2021

* Lisa Harper	Director	June 30, 2021

* Stefan L. Kaluzny	Director	June 30, 2021

* Dary Kopelioff	Director	June 30, 2021

* Theophlius Killion	Director	June 30, 2021

* /s/ Elizabeth Muñoz Elizabeth Muñoz Attorney-in-Fact